------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                              EXPIRES:    SEPTEMBER 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Soley         Scott              A         Western Wireless Corporation (WWCA)              to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
3650 131st Avenue SE, Ste. 400                    Number of Reporting        Month/Year             Officer        X  Other (specify
--------------------------------------------      Person (Voluntary)         11/1999            ----              --- below)
                  (Street)                                                -------------------   (give title below)
Bellevue            WA               98006                                5. If Amendment,      Director of Accounting (Chief
--------------------------------------------                                 Date of Original   Accounting Officer)
    (City)        (State)           (Zip)                                    (Month/Year)       ------------------------------------
                                                                                             7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock               11/10   M             500.00    A        $6.032                             D
                                   1999
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock               11/10   M             750.00    A        $6.418                             D
                                   1999
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock               11/10   S             500.00    D        $52.00                             D
                                   1999
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock               11/10   S             750.00    D        $52.00      23.44 (1)              D
                                   1999
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code  V     (A)     (D)    Date    Expira-   Title        Amount or
                                                                               Exer-   tion                   Number of
                                                                               cisable Date                   Shares
------------------------------------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy  $6.418    11/10/1999    M                 750.00  Immed.  12/31/06  Class A      750.00    $6.418
                                                                                                 Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy  $6.032    11/10/1999    M                 500.00  Immed.  9/15/05   Class A      500.00    $6.032
                                                                                                 Common Stock
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy     3,173.00                    D

-------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy       828.00                    D

-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

Explanation of Responses:

1. Shares acquired through participation in the Western Wireless Corporation Employee Stock Purchase Plan January 1999 through November 1999.


                                     /s/ SCOTT SOLEY                 12/9/99
                              -------------------------------    ---------------
                              **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                   Page 2 of 2
                                                                 SEC 1474 (7/96)